Exhibit 7.1

SHARE EXCHANGE AGREEMENT

Dated Effective as of December 27, 2019

Among

PRINCIPAL SOLAR, INC.,
A Delaware Corporation

and

BAYOU ROAD INVESTMENTS,
A Delaware Corporation

And

STOCKHOLDER

K. BRYCE TOUSSAINT,
An Individual

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated effective as of December 27th, 2019 among PRINCIPAL SOLAR, INC., a Delaware corporation ("Principal Solar"); BAYOU ROAD INVESTMENTS, A Delaware Corporation ("BAYOU ROAD " or “Company”), and K. BRYCE TOUSSAINT, An individual, the sole stockholder of BAYOU ROAD (the "Stockholder" or “BAYOU ROAD Stockholder”).

R E C I T A L S:

WHEREAS, Principal Solar is a publicly traded Delaware corporation which in which is quoted on the Over the Counter Bulletin Board under the symbol (“PSWW”); and WHEREAS, BAYOU ROAD is a privately-owned Delaware Corporation with 1000 shares of Common Stock, no par value per share, issued and outstanding (the “BAYOU ROAD Common Stock”); and

WHEREAS, the BAYOU ROAD Stockholder (K. Bryce Toussaint) owns all of the issued and outstanding stock of BAYOU ROAD (the “BAYOU ROAD Stock” or “BAYOU ROAD Shares”); and

WHEREAS, the Parties desire that Principal Solar, Inc. acquire 100% of the BAYOU ROAD Stock (1000 Shares) from the BAYOU ROAD Stockholder (K. Bryce Toussaint) solely in exchange for an aggregate of 1,000,000 Preferred shares PSWW Stock from the Treasury of Principal Solar, Inc. (the “Exchange Shares”) pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, immediately upon consummation of the Closing (as hereinafter defined), the issuance of the Exchange Shares to the BAYOU ROAD Stockholder will be initiated and facilitated via the company’s (Principal Solar, Inc.) transfer agent; and

WHEREAS, following the Closing, BAYOU ROAD will become a wholly owned subsidiary of Principal Solar, Inc.; and

WHEREAS, the Parties intend that the transaction contemplated herein (the “Transaction” or the “Acquisition”) qualify as a reorganization and/or tax-free exchange under Section 368(a) et. seq. of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Board of Directors of BAYOU ROAD and the BAYOU ROAD Stockholder have determined that the Acquisition is in the best interests of BAYOU ROAD and the BAYOU ROAD Stockholder, and the Board of Directors of BAYOU ROAD has approved this Agreement and the transactions contemplated hereby; and

WHEREAS, the Board of Directors of Principal Solar, Inc. has determined that the Acquisition is in the best interests of Principal Solar and its Stockholders and has approved this Agreement and the transactions contemplated hereby;

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NOW, THEREFORE, on the stated premises and for and in consideration of the foregoing recitals which are hereby incorporated by reference, the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

EXCHANGE OF BAYOU ROAD SHARES

FOR PSWW COMMON STOCK

Section 1.1 Exchange of BAYOU ROAD Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), the BAYOU ROAD Stockholder will convey, assign, transfer and deliver to Principal Solar, and Principal Solar will acquire and accept from the BAYOU ROAD Stockholder, all right, title and interest in and to the BAYOU ROAD Shares, free and clear of any lien, encumbrance, security interest, mortgage, pledge, charge, claim, option, right of first refusal or call, or restriction of any kind (collectively, "Liens") other than those, if any, created by Bayou Road.

Section 1.2 Conveyance. Such conveyance, assignment, transfer and delivery shall be effected by delivery by the BAYOU ROAD Stockholder to Principal Solar of stock certificates representing the BAYOU ROAD Shares, duly endorsed or accompanied by stock powers duly executed in blank with appropriate transfer stamps, if any, affixed, and any other documents that are necessary to transfer title to the BAYOU ROAD Shares to Principal Solar, free and clear of any and all Liens, other than those, if any, created by Bayou Road.

Section 1.3 Consideration.

Upon the terms and subject to the conditions of this Agreement, Principal Solar will deliver or cause to be delivered duly authorized, validly issued, fully paid shares of Preferred Stock of Principal Solar, Inc. in exchange for 100% of the issued and outstanding shares of BAYOU ROAD Common Stock conveyed, assigned, transferred and delivered to Principal Solar by the BAYOU ROAD Stockholder (K. Bryce Toussaint) pursuant to Section 1.1 hereof (the "Common Stock Per Share Consideration"). The aggregate Preferred Stock Per Share Consideration payable to the BAYOU ROAD Stockholder pursuant to this Agreement is hereinafter referred to as the "Aggregate Consideration."

Section 1.4 Adjustment of the Aggregate Consideration. If between the date of this Agreement and the Closing Date (as hereinafter defined), the outstanding shares of BAYOU ROAD Stock, or PSWW Preferred Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Common Stock Per Share Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction. Nothing stated in the immediately preceding sentence shall be construed as providing the holders of BAYOU ROAD Shares any preemptive or antidilutive rights.

Section 1.5 Transfer Restrictions; Legend.

(a) The shares of PSWW Preferred Stock to be issued to the BAYOU ROAD Stockholder pursuant to Section 1.3 hereof will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), on the Closing Date and may not be transferred, sold or otherwise disposed of by any BAYOU ROAD Stockholder (K. Bryce Toussaint). except pursuant to an effective registration statement under the Securities Act or in accordance with an exemption from the registration requirements of the Securities Act. The BAYOU ROAD Stockholder agrees that it will not transfer or sell any of the shares of PSWW Preferred Stock.

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ARTICLE II

CLOSING

Section 2.1 Closing. Subject to the satisfaction or waiver of all the conditions to closing contained in Article VIII hereof, the closing (the "Closing") of the Acquisition will take place at 10:00 a.m. on the first business day after satisfaction or waiver of the conditions to the Closing contained in Article VIII hereof, at the offices of Bayou Road, unless another date, time or place is agreed to by the parties hereto. The date and time at which the Closing occurs is referred to herein as the "Closing Date." In no event will the Closing Date be later than May 15, 2020.

Section 2.2 Delivery of the BAYOU ROAD Shares. At the Closing, the BAYOU ROAD Stockholder will deliver to Principal Solar (a) certificates evidencing the shares of BAYOU ROAD Stock owned by the BAYOU ROAD Stockholder (“BAYOU ROAD Common Stock Certificates” or “Certificates”), each duly endorsed or accompanied by stock powers duly executed in blank with appropriate transfer stamps, if any, affixed, and any other documents that are reasonably necessary to transfer title to such shares.

Section 2.3 Delivery of PSWW Preferred Stock. At the Closing, Principal Solar, Inc. will facilitate,via transfer agent to be issued to the BAYOU ROAD Stockholder (K.

Bryce Toussaint) in exchange for BAYOU ROAD Common Stock Certificates, 1,000,000 shares of PSWW Preferred Stock in an amount equal to the Preferred Stock Per Share Consideration.

Section 2.4 - Reserved

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BAYOU ROAD
AND THE BAYOU ROAD STOCKHOLDER

Except as set forth with respect to a specifically identified representation and warranty on the disclosure schedule delivered by BAYOU ROAD to Principal Solar prior to the execution of this Agreement (the "BAYOU ROAD Disclosure Schedule"), BAYOU ROAD and the BAYOU ROAD Stockholder (K. Bryce Toussaint), jointly and severally, represent and warrant to Bayou Road as follows:

Section 3.1 Organization. BAYOU ROAD and each of its Subsidiaries (as hereinafter defined), if any, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a BAYOU ROAD Material Adverse Effect (as hereinafter defined). BAYOU ROAD and each of its Subsidiaries, if any, is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a BAYOU ROAD Material Adverse Effect. True, accurate and complete copies of the BAYOU ROAD 's Certificate of Incorporation and By-laws, as in effect on the date hereof, including all amendments thereto, have heretofore been made available to Bayou Road. All such organizational documents are in full force and effect and neither BAYOU ROAD nor any of its Subsidiaries is in violation of such organizational documents. As used in this Agreement, any reference to any event, change or effect having a "BAYOU ROAD Material Adverse Effect" means such event, change or effect is, or is likely to be, materially adverse to (a) the business, properties, financial condition or results of operations of BAYOU ROAD and its Subsidiaries, taken as a whole, or (b) the ability of the BAYOU ROAD to consummate the transactions contemplated hereby. As used in this Agreement, "Subsidiary" shall mean, with respect to any party, any corporation or other as such to BAYOU ROAD, in which any such director, officer or affiliate has a direct or indirect material interest, other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

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Section 3.2 Capitalization.

(a) Capitalization of BAYOU ROAD As of the date hereof, the entire authorized capital stock of BAYOU ROAD consists of: fifteen hundred (1500) shares of BAYOU ROAD Common Stock, of which one thousand (1000) shares are validly issued and outstanding, fully paid and nonassessable, and no shares are held in treasury. All of the outstanding shares of the BAYOU ROAD 's capital stock are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. Except as otherwise disclosed, there are no outstanding options, warrants, calls, rights or commitments, or any other agreements of any character binding on the BAYOU ROAD with respect to the issued or unissued capital stock of BAYOU ROAD or obligating BAYOU ROAD to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock of, or other equity interests in, BAYOU ROAD or securities convertible into or exchangeable for such shares, or equity interests, or obligating BAYOU ROAD to grant, extend or enter into any such option, warrant, call, right, commitment or other agreement. There are no contractual obligations of BAYOU ROAD to repurchase, redeem or otherwise acquire any shares of capital stock of BAYOU ROAD. After the date hereof, no additional shares of BAYOU ROAD Common Stock will have been issued. Except as otherwise disclosed, there are no voting trusts, proxies or other agreements or understandings to which BAYOU ROAD or any BAYOU ROAD Stockholder is a party or is bound with respect to voting any shares of capital stock of BAYOU ROAD.

(b) Subsidiaries of BAYOU ROAD. N/A

Section 3.3 Authority. BAYOU ROAD has the requisite corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by BAYOU ROAD and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of BAYOU ROAD, and no other corporate proceedings on the part of BAYOU ROAD are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by BAYOU ROAD and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of BAYOU ROAD, enforceable against BAYOU ROAD in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.4 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under applicable laws, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act, The Nasdaq Stock Market-National Market ("Nasdaq"), and filings under state securities or "blue sky" laws and except as otherwise disclosed, the execution, delivery or performance of this Agreement by BAYOU ROAD, the consummation by BAYOU ROAD of the transactions contemplated hereby and compliance by BAYOU ROAD with any of the provisions hereof shall not (a) conflict with or result in any breach of any provisions of the organizational documents of BAYOU ROAD or of any of its Subsidiaries, (b) require any filing by BAYOU ROAD or any of its Subsidiaries with, or any permit, authorization, consent or approval to be obtained by BAYOU ROAD or any of its Subsidiaries of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a BAYOU ROAD Material Adverse Effect), (c) result in a material violation or breach of, or constitute (with or without due notice or lapse of time, or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement, franchise, permit, concession or other instrument, obligation, understanding, commitment or other arrangement (collectively, "Contracts") to which BAYOU ROAD or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected or (d) violate any order, writ, injunction or decree, or any material statute, ordinance, rule or regulation, applicable to BAYOU ROAD or any of its Subsidiaries, except for violations of such orders, writs, injunctions or decrees which would not have a BAYOU ROAD Material Adverse Effect.

Section 3.5 Financial Statements. Prior to Closing BAYOU ROAD will provide a copy of the unaudited consolidated balance sheet of BAYOU ROAD as of December 31, 2019 and the related consolidated statements of income, changes in Stockholder' equity, and cash flows for the fiscal year ended on such date, and the notes and schedules thereto, certified by the chief financial officer of BAYOU ROAD (the "Annual Financial Statements" or “Balance Sheet”). The Annual Financial Statements fairly present in all material respects the consolidated financial condition of BAYOU ROAD and its Subsidiaries as of their respective dates and the consolidated results of their operations and their consolidated cash flows for the periods then ended, and have all been prepared in accordance with generally accepted accounting principles ("GAAP") applied consistently throughout the periods involved, except as disclosed therein.

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Section 3.6 Legal Proceedings. Except as otherwise disclosed, no material litigation, investigation of which BAYOU ROAD has knowledge or proceeding of or before any arbitrator or Governmental Entity has been commenced and is pending or, to the knowledge of BAYOU ROAD, is threatened by or against BAYOU ROAD or any of its Subsidiaries or against any of their respective properties or assets. Except as otherwise disclosed, there is no material judgment, injunction, decree, order or other determination of an arbitrator or Governmental Entity currently applicable to BAYOU ROAD or any of its Subsidiaries or any of their respective properties or assets.

Section 3.7 Absence of Undisclosed Liabilities. There are no liabilities of BAYOU ROAD or any of its Subsidiaries (absolute, accrued, contingent or otherwise) which are of the type required by GAAP to be reflected or reserved against on the Balance Sheet, other than (a) liabilities (i) fully reflected or reserved against on the Balance Sheet or (ii) incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice and (b) liabilities as otherwise disclosed by BAYOU ROAD. Principal Solar, Inc is Assuming all outstanding liabilities, outstanding debts (notes, loans, or otherwise) and outstanding obligations of BAYOU ROAD INVESTMENTS, INC.

Section 3.8 Absence of Certain Changes or Events. Except as expressly permitted by this Agreement or as otherwise disclosed, since the date of the Balance Sheet to the date hereof, BAYOU ROAD and each of its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practice, and there has not been any change or development, or combination of changes or developments, which has had a BAYOU ROAD Material Adverse Effect. Without limiting the generality of the foregoing, except as otherwise disclosed, except for those actions after the date of this Agreement permitted by this Agreement and except as entered into or effected in the ordinary course consistent with past practice, neither BAYOU ROAD nor any of its Subsidiaries has since the date of the Balance Sheet:

(i)         incurred any material damage, destruction or loss;

(ii)        made any material changes in its customary methods of operations, including, without limitation, its marketing;

(iii)       increased the compensation or benefits payable by it to its employees generally except for increases in compensation or benefits in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to BAYOU ROAD or such Subsidiary;

(iv)      made any payment or distribution to any affiliate, including, without limitation, any repayment of any Indebtedness (as hereinafter defined), except for (A) payments or distributions by a wholly owned Subsidiary of BAYOU ROAD (defined to include any Subsidiary all of whose shares are owned directly or indirectly by BAYOU ROAD other than nominee, director qualifying or similar shares) to BAYOU ROAD or another wholly owned Subsidiary of BAYOU ROAD, (B) payments of cash dividends on the BAYOU ROAD Common Stock quarterly and immediately prior to the Closing and otherwise in accordance with the terms thereof and (C) salary payments to officers, directors and consultants;

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(v)        merged or consolidated with, or acquired an interest having a value in excess of $10,000 in, any person;

(vi)       entered into any material joint venture, partnership or other similar arrangement with any person;

(vii)      terminated, discontinued, closed or disposed of any material facility or any material business operation;

(viii)     issued, sold or redeemed any capital stock, notes, bonds or other securities, or any option, warrant, stock appreciation right or other right to acquire the same;

(ix)        declared or paid any dividends or other distributions in respect of its capital stock (except for declarations and payments of dividends or other distributions by a wholly owned Subsidiary of BAYOU ROAD to BAYOU ROAD or another wholly owned Subsidiary of BAYOU ROAD;

(x)         amended, terminated, cancelled or compromised any undisputed material claims;

(xi)       allowed any of its material Permits (as hereinafter defined) to lapse or terminate or failed to renew any of its material Permits;

(xii)      amended or modified, in any material respect, or consented to the early termination of, any material Contract;

(xiii)     amended its Certificate of Incorporation or By-laws;

(xiv)      made any change in the financial or accounting practices or policies customarily followed by it (other than changes required by GAAP) or made any material election with respect to Taxes (as hereinafter defined);

(xv)      entered into any material Contract or other material transaction; or

(xvi)     agreed in writing or otherwise to do any of the foregoing.

Section 3.9 Contracts.

(a) BAYOU ROAD has disclosed or will disclose prior to Closing each of the following Contracts to which BAYOU ROAD or any of its Subsidiaries is a party or by or to which BAYOU ROAD or any of its Subsidiaries or any of their respective assets or properties is bound or subject, in each case as of the date hereof:

(i)         agreements, other than corporate customer agreements, involving at least $10,000 of obligations or benefits; than standard employment agreements or arrangements and employee benefit plans.

(ii)        customer agreements with the ten (10) largest customers.

(iii)       material agreements between BAYOU ROAD or any of its Subsidiaries, on the one hand, and a customer, vendor or supplier, on the other hand;

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(iv)       agreements (including written settlement agreements) currently in effect pursuant to which BAYOU ROAD or any of its Subsidiaries licenses the right to use any Intellectual Property (as hereinafter defined) to any person or from any person (indicating which of the BAYOU ROAD or its Subsidiaries is currently party to such agreement);

(v)        agreements with any committee or organization of, or representing, customers;

(vi)       employment, severance and consulting agreements with any current or former director, officer or employee which provide for continuing obligations on the part of BAYOU ROAD or any of its Subsidiaries;

(vii)      agreements with any labor union or similar association representing any employee;

(viii)     agreements for the sale or lease (as lessor) by BAYOU ROAD or any of its Subsidiaries of any assets or properties (other than automobiles) in excess of $10,000 per agreement;

(ix)       agreements relating to the acquisition or lease (as lessee) by the BAYOU ROAD or any of its Subsidiaries of any assets or properties in excess of $10,000 per agreement;

(x)        agreements relating to the disposition or acquisition of any ownership interest in any person with a book value of $10,000 or more;

(xi)        joint venture, partnership or similar agreements;

(xii)      agreements that materially limit or purport to materially limit the ability of BAYOU ROAD or any of its Subsidiaries to compete in any line of business or with any person or in any geographical area or during any period of time;

(xiii)      agreements relating to the incurrence of more than $10,000 of Indebtedness by BAYOU ROAD or any of its Subsidiaries or restricting the ability of BAYOU ROAD or any of its Subsidiaries to incur Indebtedness;

(xiv)     agreements relating to any Guarantee Obligations (as hereinafter defined) of BAYOU ROAD or any of its Subsidiaries involving more than $10,000 (other than indemnities made in the ordinary course of business which are not material to BAYOU ROAD and its Subsidiaries taken as a whole);

(xv) agreements relating to the making of any loan or advance by BAYOU ROAD or any of its Subsidiaries other than (x) inter BAYOU ROAD loans among BAYOU ROAD and its wholly owned Subsidiaries and (y) those made in the ordinary course of business which are not in excess of $10,000;

(xvi)      agreements providing for the indemnification by BAYOU ROAD or any of its Subsidiaries to any person except those entered into in the ordinary course of business which are not material to BAYOU ROAD, and its Subsidiaries taken as a whole;

(xvii)    agreements with any Governmental Entity except those entered into in the ordinary course of business which are not material to BAYOU ROAD, and its Subsidiaries taken as a whole and other than tax audit agreements; and

(xviii)   other material Contracts.

(b) There have been delivered or made available, or will be made available to Principal Solar, Inc. true and complete copies of all of the written agreements listed in Section 3.9 and a written summary of all of the oral agreements, if any, listed in Section 3.9. Each material Contract to which BAYOU ROAD or any of its Subsidiaries is a party or by or to which BAYOU ROAD or any of its Subsidiaries or any of their respective assets or properties is bound or subject is in full force and effect and constitutes a legal, valid and binding obligation of BAYOU ROAD or one of its Subsidiaries, as the case may be, and, to the knowledge of BAYOU ROAD, of each other party thereto, enforceable against BAYOU ROAD or one of its Subsidiaries, as the case may be, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Neither BAYOU ROAD nor any of its Subsidiaries has received any written notice (x) that any such material Contract is not enforceable against any party thereto or (y) of early termination or intention to early terminate from any other party to any such material Contract. Except as otherwise disclosed, neither BAYOU ROAD or any of its Subsidiaries nor, to the knowledge of BAYOU ROAD, any other party to any such material Contract is in material breach of or material default under any such material Contract.

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(c) As used in this Agreement, "Indebtedness" means, as to any person (a) all indebtedness of such person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such person in respect of acceptances issued or created for the account of such person and (d) all liabilities secured by any Lien on any property owned by such person even though such person has not assumed or otherwise become liable for the payment thereof. As used in this Agreement, "Guarantee Obligation" means any obligation of (a) the guaranteeing person or (b) another person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any debt, leases, dividends or other obligations (the "primary obligations") of any other third person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of securing the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

Section 3.10 Properties.

(a) BAYOU ROAD has disclosed all real estate owned, and all material real estate leased, if any, by BAYOU ROAD or any of its Subsidiaries (except any thereof first acquired or leased after the date hereof as permitted by Section 6.1 hereof). Each of BAYOU ROAD and its Subsidiaries has good record and marketable title in fee simple to all material real estate owned by it, and has valid leasehold interests in all material real estate leased by it, in each case, free and clear of all Liens except for Permitted Liens (as hereinafter defined) or as otherwise disclosed. The current use of such material owned and leased real estate by BAYOU ROAD or any of its Subsidiaries does not violate in any material respect the certificate of occupancy thereof or any material local zoning or similar land use or government regulations.

(b) BAYOU ROAD and its Subsidiaries have good and valid title to all material assets (other than the real property which is represented and warranted in paragraph (a) above) shown on the Balance Sheet or acquired since the date of the Balance Sheet in the ordinary course of business, in each case free and clear of all Liens except for Permitted Liens or as otherwise disclosed. There is no material defect in the normal operating condition and repair of the equipment owned or leased by BAYOU ROAD and its Subsidiaries.

(c) As used in this Agreement, "Permitted Liens" means (i) Liens shown on the Balance Sheet as securing specified liabilities or obligations as to which no default exists, (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent, or which are being contested in good faith by appropriate proceedings, (iii) Liens for Taxes, assessments and other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings (for which adequate reserves have been made in the Balance Sheet), (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security, retirement and other similar legislation for sums not yet due and payable, (v) Liens permitted to be incurred on and after the date hereof in accordance with Section 6.1 hereof, (vi) leases to third parties, and (vii) other imperfections of title or encumbrances, which, individually or in the aggregate, would not materially detract from the value of the property or asset to which it relates or materially impair the ability of Principal Solar, Inc. or BAYOU ROAD to use the property or asset to which it relates in substantially the same manner as it was used by BAYOU ROAD prior to the Closing Date.

Section 3.11 Intellectual Property.

(a) Except as otherwise disclosed, BAYOU ROAD or one of its Subsidiaries owns or has the right to use, sell or license the Intellectual Property (as hereinafter defined), free and clear of all Liens. BAYOU ROAD has disclosed a complete and accurate list of all material federal, state and foreign patents and patent applications, trademark or service mark applications and registrations and copyright registrations and applications, if any, each as owned by BAYOU ROAD or one of its Subsidiaries (indicating which of BAYOU ROAD and its Subsidiaries owns such rights). Except as otherwise disclosed, either BAYOU ROAD or one of its Subsidiaries currently is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each application and registration. As used in this Agreement, "Intellectual Property" means all material intellectual property rights used in the business of BAYOU ROAD or any of its Subsidiaries as currently conducted, including, without limitation, all patents and patent applications; trademarks, trademark registrations and applications; trade names; service marks and service mark registrations and applications; copyrights and copyright registrations and applications; computer programs; technology, know-how, trade secrets, proprietary processes and formulae.

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(b) The material registrations disclosed, if any, are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions. Unless otherwise indicated, the material registrations and applications otherwise disclosed have not lapsed, expired or been abandoned, and no material application or registration therefor is the subject of any pending, existing or, to the knowledge of BAYOU ROAD, threatened opposition, interference or cancellation proceeding before any registration authority in any jurisdiction.

(c) Except as otherwise disclosed, (i) the conduct of the businesses of BAYOU ROAD and its Subsidiaries does not infringe upon any proprietary right owned or controlled by any third party in a manner likely to result in a material liability to BAYOU ROAD or any of its Subsidiaries and (ii) there are no claims or suits pending or, to the knowledge of BAYOU ROAD, threatened, and neither BAYOU ROAD nor any of its Subsidiaries has received any notice of a claim or suit (A) alleging that BAYOU ROAD 's or any of its Subsidiaries' activities or the conduct of their business infringes upon or constitutes the unauthorized use of the proprietary rights of any third party or (B) challenging the ownership, use, validity or enforceability of the Intellectual Property.

(d) Except as otherwise disclosed, to the knowledge of BAYOU ROAD, no third party is infringing upon any Intellectual Property owned or controlled by BAYOU ROAD or any of its Subsidiaries and no such claims have been made by BAYOU ROAD or any of its Subsidiaries.

(e) Except as otherwise disclosed, to the knowledge of BAYOU ROAD, there are no judgments or orders which restrict BAYOU ROAD 's or any of its Subsidiaries' rights to use any Intellectual Property, and no concurrent use or other agreements (aside from license and other like agreements) which restrict BAYOU ROAD 's or any of its Subsidiaries' rights to use any Intellectual Property owned by BAYOU ROAD and its Subsidiaries.

(f)  The consummation of the transactions contemplated hereby will not result in the loss or impairment of BAYOU ROAD 's or any of its Subsidiaries' right to own or use any of the Intellectual Property nor will it require the consent of any Governmental Entity or third party in respect of any such Intellectual Property.

Section 3.12 Employee Benefits; ERISA.

(a) BAYOU ROAD has disclosed, if any, a true and complete list of each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance, change-in-control, termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement, if any, sponsored, maintained or contributed to or required to be contributed to by BAYOU ROAD, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with BAYOU ROAD would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any employee or former employee of BAYOU ROAD, any of its Subsidiaries or any ERISA Affiliate (the "Plans"). The Plans that are "employee welfare benefit plans," or "employee pension benefit plans" as such terms are defined in Sections 3(1) and 3(2) of ERISA are hereinafter referred to collectively as the "ERISA Plans". None of BAYOU ROAD, any of its Subsidiaries, or any ERISA Affiliate has any commitment to create any additional Plan or, except as contemplated by Section 6.12(b) hereof, modify or change any existing Plan that would affect any employee or former employee of BAYOU ROAD, any of its Subsidiaries or any ERISA Affiliate except to the extent that any such creation, modification or change is, individually or in the aggregate, not likely to result in a material liability of BAYOU ROAD or any of its Subsidiaries.

(b) With respect to each of the Plans, if applicable, BAYOU ROAD has heretofore delivered or made available, or will make available to Principal Solar, Inc. true, correct and complete copies of each of the following documents:

(i)         the Plan documents (including all amendments thereto) for each written Plan;

(ii)        the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each such Plan for the last Plan year ending prior to the date of this Agreement for which such a report was filed; and

(iii)       the actuarial report, if required under ERISA, with respect to each such Plan for the last Plan year ending prior to the date of this Agreement.

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(c) No liability under Title IV of ERISA has been incurred by BAYOU ROAD, any of its Subsidiaries or any ERISA Affiliate since its inception that has not been satisfied in full, and no condition exists that presents a material risk to BAYOU ROAD, any of its Subsidiaries or any ERISA Affiliate of incurring a material liability under such Title.

(d) None of BAYOU ROAD, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor, to the knowledge of BAYOU ROAD, any trustee or administrator thereof, has engaged in a transaction or has taken or failed to take any action in connection with which BAYOU ROAD, any of its Subsidiaries or any ERISA Affiliate could reasonably be expected to be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

(e) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code.

(f) Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service (the "IRS") showing that it is so qualified or has applied to the IRS for such a determination and, to the knowledge of BAYOU ROAD, no event has occurred that will or is likely to give rise to disqualification of any such Plan or trust created thereunder.

(g) Except as otherwise disclosed, no amounts payable under the Plans or any other contract, agreement or arrangement to which BAYOU ROAD, any of its Subsidiaries or any ERISA Affiliate is likely, as a result of the transactions contemplated hereby, to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(h) Except as otherwise disclosed, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of BAYOU ROAD, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(i) All Plans covering foreign employees of BAYOU ROAD or the Subsidiaries comply in all material respects with applicable local law. BAYOU ROAD and the Subsidiaries have no material unfunded liabilities with respect to any pension plan which covers foreign employees.

Section 3.13 Taxes. Except as otherwise disclosed: (a) Giving effect to all extensions obtained, each of BAYOU ROAD and its Subsidiaries has (i) duly and timely filed (or there has been filed on its behalf) with the appropriate Governmental Entities all Tax Returns (as hereinafter defined) required to be filed by it, and all such Tax Returns are true, correct and complete in all respects and (ii) timely paid (or there has been paid on its behalf) all Taxes, due or claimed to be due from it by any taxing authority, except for Taxes which are being contested in good faith by appropriate proceedings (for which adequate reserves determined in accordance with GAAP have been made in the Balance Sheet);

(b) The reserves for Taxes (determined in accordance with GAAP), if any, reflected in the Annual Financial Statements are adequate for the payment of all Taxes incurred or which may be incurred by BAYOU ROAD and its Subsidiaries through the date thereof. Since the date of the Annual Financial Statements, none of BAYOU ROAD or any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business;

(c) None of BAYOU ROAD or any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing or allocation agreement, Tax indemnification agreement or similar contract or arrangement;

(d) No power of attorney has been granted by or with respect to BAYOU ROAD or any of its Subsidiaries with respect to any matter relating to Taxes;

(e) None of BAYOU ROAD or any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by BAYOU ROAD or any of its Subsidiaries;

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(f) For purposes of this Agreement, (i) "Taxes" (including, with correlative meaning, the term "Tax") means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto, and (ii) "Tax Return" means any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

Section 3.14 Environmental Laws.

(a) Except as otherwise disclosed, (i) BAYOU ROAD and its Subsidiaries have complied with, and are currently in compliance with, all applicable Environmental Laws (as hereinafter defined); (ii) the properties presently or, to the knowledge of BAYOU ROAD, formerly owned or operated by BAYOU ROAD or its Subsidiaries (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) (the "Real Properties") do not contain any Hazardous Substance (as hereinafter defined), other than, to the knowledge of BAYOU ROAD, as would not require investigation or remediation under applicable Environmental Law (provided, however, that with respect to Real Properties formerly owned or operated by BAYOU ROAD, such representation is limited to the period prior to the disposition of such Real Properties by BAYOU ROAD or one of its Subsidiaries); (iii) neither BAYOU ROAD nor any of its Subsidiaries has received any notices, demand letters or requests for information from any Governmental Entity or any third party alleging that BAYOU ROAD is in violation of, or liable under, any Environmental Law and none of BAYOU ROAD, its Subsidiaries or the Real Properties are subject to any court order, administrative order or decree arising under any Environmental Law and (iv) no Hazardous Substance has been disposed of, transferred, released or transported from any of the Real Properties during the time such Real Property was owned or operated by BAYOU ROAD or one of its Subsidiaries in violation of applicable Environmental Law or, to the knowledge of BAYOU ROAD, to a site that is listed or proposed for listing on the National Priorities List or the CERCLIS List compiled pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act or to a site that is listed or proposed for listing pursuant to a state environmental remediation statute or that otherwise requires remediation under such laws.

(b) As Used in this Agreement, "Environmental Law" means any applicable Federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity, (i) relating to the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, release or disposal of Hazardous Substances, in each case as now in effect, but excluding in any case the Occupational Safety & Health Act and any other applicable law regulating workplace health or safety. As Used in this Agreement, "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including, without limitation, petroleum products or fractions or derivatives thereof, or any substance containing any such substance as a component.

(c) Notwithstanding the generality of any other representation and warranty in this Agreement, with respect to the matters covered by this Section 3.14, (i) the representations and warranties contained in Sections 3.4, 3.6 and 3.7 hereof and this Section 3.14 shall be deemed to be the sole and exclusive representations and warranties made by BAYOU ROAD concerning Environmental Matters, (ii) no other representation or warranty contained in this Agreement shall apply to any Environmental Matters (as hereinafter defined) and (iii) no other representation or warranty, express or implied, is being made with respect to Environmental Matters. As Used in this Agreement, "Environmental Matters" shall mean any matter arising out of, relating to or resulting from contamination, protection of the environment, health or safety of humans, releases of Hazardous Substances into air, water vapor, surface water, groundwater, surface land, subsurface land, plant and animal life and any other natural resources, or resulting from the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, release, or disposal of Hazardous Substances.

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Section 3.15 Labor and Employment Matters.

(a) Except as otherwise disclosed: (i) there is no material labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of BAYOU ROAD, threatened, against or affecting BAYOU ROAD or any of its Subsidiaries, and since inception there has not been any such action; (ii) no union claims to represent the employees of BAYOU ROAD or any of its Subsidiaries; (iii) neither BAYOU ROAD nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of BAYOU ROAD or any of its Subsidiaries; (iv) none of the employees of BAYOU ROAD or any of its Subsidiaries is represented by any labor organization and BAYOU ROAD does not have any knowledge of any material current union organizing activities among the employees of BAYOU ROAD or any of its Subsidiaries, nor does any question concerning representation exist concerning such employees; (v) there are no material written personnel policies, rules or procedures generally applicable to the employees of BAYOU ROAD or any of its Subsidiaries, other than those previously disclosed, true and correct copies of which have heretofore been delivered or made available or will be made available to Bayou Road; (vi) BAYOU ROAD and each of its Subsidiaries are, and have at all times been, in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and BAYOU ROAD and each of its Subsidiaries are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (vii) there is no unfair labor practice charge or complaint against BAYOU ROAD or any of its Subsidiaries pending or, to the knowledge of BAYOU ROAD, threatened before the National Labor Relations Board or any similar state or foreign agency; (viii) there is no material grievance arising out of any collective bargaining agreement or other grievance procedure against BAYOU ROAD or any of its Subsidiaries pending or, to the knowledge of BAYOU ROAD, threatened; (ix) to the knowledge of BAYOU ROAD, no material charges with respect to or relating to BAYOU ROAD or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other federal, state, local or foreign agency responsible for the prevention of unlawful employment practices; (x) neither BAYOU ROAD nor any of its Subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to BAYOU ROAD or any of its Subsidiaries and, to the knowledge of BAYOU ROAD, no such investigation is in progress; and (xi) there are no material complaints, lawsuits or other proceedings pending or, to the knowledge of BAYOU ROAD, threatened in any forum by or on behalf of any present or former employee of BAYOU ROAD or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract or employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(b) Since inception neither BAYOU ROAD nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of BAYOU ROAD or any of its Subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of BAYOU ROAD or any of its Subsidiaries; nor has BAYOU ROAD or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as otherwise disclosed, none of BAYOU ROAD 's or any of its Subsidiaries' employees has suffered an "employment loss" (as defined in the WARN Act) since six (6) months prior to the date of this Agreement.

Section 3.16 Compliance with Laws.

(a) Each of BAYOU ROAD and its Subsidiaries is in compliance in all material respects with all material laws, statutes, orders, rules, regulations, ordinances and judgments of any Governmental Entity, holds all material Permits (as hereinafter defined) that are necessary to the conduct of its business or the ownership of its properties, and is in compliance in all material respects with each such Permit. As Used in this Agreement, "Permits" means, as to any person, all licenses, permits, franchises, orders, approvals, concessions, registrations, authorizations and qualifications with and under all federal, state, local or foreign laws and Governmental Entities and all industry or other nongovernmental self-regulatory organizations that are issued to such person.

(b) Except as otherwise disclosed, since inception, none of BAYOU ROAD or any of its Subsidiaries has received any written or any other communication from any Governmental Entity asserting that BAYOU ROAD or any of its Subsidiaries is not in compliance in any material respect with any applicable material law or Permit.

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Section 3.17 Reserved.

Section 3.18 Affiliate Transactions. BAYOU ROAD has disclosed or will disclose prior to Closing all material transactions since inception and all currently proposed material transactions between BAYOU ROAD or any of its Subsidiaries, on the one hand, and any current or former director or officer of BAYOU ROAD or any of its Subsidiaries or any such director's or officer's affiliates known as such to BAYOU ROAD, or any entity known as such to BAYOU ROAD, in which any such director, officer or affiliate has a direct or indirect material interest, other than standard employment agreements or arrangements and employee benefit plans.

Section 3.19 Brokers or Finders. Neither BAYOU ROAD nor any of its Subsidiaries has any liability to any agent, broker, investment banker, financial advisor or other firm or person for any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 3.20 Takeover Statutes. To the knowledge of BAYOU ROAD, no "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute, law, regulation or rule of any Governmental Entity (each a "Takeover Statute") is applicable to the transactions contemplated by this Agreement.

ARTICLE IV

ADDITIONAL REPRESENTATIONS AND WARRANTIES
OF THE BAYOU ROAD STOCKHOLDER

The BAYOU ROAD Stockholder, severally and not jointly, represents and warrants as to itself to Bayou Road as follows:

Section 4.1 Organization. The BAYOU ROAD Stockholder is an individual and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2 Authority. The execution, delivery and performance of this Agreement by the BAYOU ROAD Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the BAYOU ROAD Stockholder, and no other proceedings on the part of the BAYOU ROAD Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the sole BAYOU ROAD Stockholder and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of BAYOU ROAD, enforceable against the BAYOU ROAD Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The BAYOU ROAD Stockholder, its board of directors, and its shareholders have approved the transactions contemplated hereby and has determined that such transactions are in the best interests of BAYOU ROAD and the BAYOU ROAD Stockholder, its board of directors and shareholders.

Section 4.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required, the execution, delivery or performance of this Agreement by the BAYOU ROAD Stockholder, the consummation by the BAYOU ROAD Stockholder of the transactions contemplated hereby and compliance by the BAYOU ROAD Stockholder with any of the provisions hereof shall not (a) conflict with or result in any breach of any provisions of the organizational documents of such BAYOU ROAD Stockholder, (b) require any filing by such BAYOU ROAD Stockholder or any of its Subsidiaries with, or any permit, authorization, consent or approval to be obtained by such BAYOU ROAD Stockholder of any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which such BAYOU ROAD Stockholder is a party or by which any of them or any of their properties or assets may be bound or affected or (d) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to such BAYOU ROAD Stockholder, except, in the case of clause (c) or (d), for violations, breaches or defaults which would not have a material adverse effect on the ability of such BAYOU ROAD Stockholder to consummate the transactions contemplated hereby.

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Section 4.4 Title to Shares. The BAYOU ROAD Stockholder of BAYOU ROAD Common Stock (i) owns such shares free and clear of any Liens and (ii) has full power, right and authority to exchange such shares pursuant to the terms of this Agreement.

Section 4.5 Investment Intention. The BAYOU ROAD Stockholder is acquiring the shares of PSWW Preferred Stock issuable to such BAYOU ROAD Stockholder pursuant to the terms of this Agreement for consideration for the herein referenced transaction, and not with a view to or for resale in connection with the distribution or other disposition thereof except for such which are permitted hereunder and under the Securities Act.

Section 4.6 Federal Securities Law Matters. The BAYOU ROAD Stockholder has been advised that (a) neither the sale nor the offer of the shares of PSWW Preferred Stock issuable pursuant to the terms of this Agreement has been registered under the Securities Act, (b) such shares must be held and BAYOU ROAD Stockholder must continue to bear the economic risk of the investment in the shares of PSWW Preferred Stock issuable to such BAYOU ROAD Stockholder pursuant to the terms of this Agreement.

Section 4.7 Reserved.

Section 4.8 Access to Information. (a) BAYOU ROAD Stockholder understands and is aware of all the risk factors related to an investment in the shares of PSWW Preferred Stock issuable pursuant to the terms of this Agreement, (b) BAYOU ROAD Stockholder or its attorneys or advisors have carefully reviewed this Agreement and have been granted the opportunity to ask questions of, and receive answers from, representatives of Bayou Road concerning the terms and conditions of the investment in the shares of PSWW Common Stock issuable pursuant to the terms of this Agreement and to obtain any additional information which such BAYOU ROAD Stockholder deems necessary, (c) BAYOU ROAD Stockholder's knowledge and experience in financial and business matters is such that BAYOU ROAD Stockholder is capable of evaluating the risks of the investment in the shares of PSWW Preferred Stock issuable pursuant to the terms of this Agreement and (d) in making its decision to approve the transactions contemplated hereby and to exchange its shares of BAYOU ROAD Common Stock for shares of PSWW Preferred Stock pursuant to this Agreement, BAYOU ROAD Stockholder has relied upon the independent investigation made by such BAYOU ROAD Stockholder and, to the extent believed by BAYOU ROAD Stockholder to be appropriate, such BAYOU ROAD Stockholder's representatives, including such BAYOU ROAD Stockholder's own professional, tax and other advisors.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF Principal Solar, Inc.

Principal Solar, Inc. represents and warrants to BAYOU ROAD and the BAYOU ROAD Stockholder as follows:

Section 5.1 Organization.. Principal Solar, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Principal Solar, Inc. Material Adverse Effect (as hereinafter defined). As Used in this Agreement, any reference to any event, change or effect having a "Principal Solar, Inc. Material Adverse Effect" means such event, change or effect is, or is likely to be, materially adverse to (a) the business, properties, financial condition or results of operations of Bayou Road and its Subsidiaries, taken as a whole or (b) the ability of Principal Solar, Inc. to consummate the transactions contemplated hereby.

Section 5.2 Reserved.

Section 5.3 Authority. Principal Solar, Inc. has the requisite corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Principal Solar, Inc and the consummation by Bayou Road of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Principal Solar, Inc. and no other corporate proceedings on the part of Principal Solar, Inc are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Principal Solar, Inc and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Principal Solar, Inc, enforceable against Principal Solar, Inc in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

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Section 5.4 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, Nasdaq, and filings under state securities or "blue sky" laws, the execution, delivery or performance of this Agreement by Principal Solar, the consummation by Principal Solar of the transactions contemplated hereby and compliance by Principal Solar with any of the provisions hereof shall not (a) conflict with or result in any breach of any provision of the organizational documents of Principal Solar, (b) require any filing by Principal Solar or any of its Subsidiaries with, or any permit, authorization, consent or approval to be obtained by Principal Solar or any of its Subsidiaries of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Principal Solar Material Adverse Effect), (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Principal Solar, Inc. or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected or (d) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to Principal Solar, Inc or any of its Subsidiaries, except, in the case of clause (c) or (d), for violations, breaches, defaults, terminations, cancellations or accelerations which would not have a Principal Solar Material Adverse Effect.

Section 5.5 Reserved.

Section 5.6 Brokers or Finders. Neither Principal Solar nor any of its Subsidiaries has any liability to any agent, broker, investment banker, financial advisor or other firm or person for any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 5.7 Takeover Statutes. To the knowledge of Principal Solar, no Takeover Statute is applicable to the transactions contemplated by this Agreement.

Section 5.8 Reserved.

Section 5.9 Legal Proceedings. Except as disclosed prior to the date hereof, (i) no litigation, investigation of which Principal Solar, Inc. has knowledge or proceeding of or before any arbitrator or Governmental Entity has been commenced and is pending or, to the knowledge of Principal Solar, is threatened by or against Principal Solar or any of its Subsidiaries or against any of their respective properties or assets which would have, individually or in the aggregate, a Principal Solar, Material Adverse Effect; and (ii) there are no judgments, injunctions, decrees, orders or other determinations of an arbitrator or Governmental Entity applicable to the Principal Solar or any of its Subsidiaries or any of their respective properties or assets which would have, individually or in the aggregate, a Principal Solar Material Adverse Effect.

Section 5.10 Compliance with Laws. Except as disclosed prior to the date hereof, each of Bayou Road and its Subsidiaries is in compliance in all respects with all laws, statutes, orders, rules, regulations, ordinances and judgments of any Governmental Entity, holds all Permits that are necessary to the conduct of its business or the ownership of its properties, and is in compliance with each such Permit, except where the failure to so comply with an applicable law or hold such Permits would not have a Bayou Road Material Adverse Effect.

ARTICLE VI

COVENANTS AND OTHER AGREEMENTS

Section 6.1 Conduct of Business. Except as contemplated by this Agreement or with the prior written consent of Principal Solar (which consent shall not be unreasonably withheld or delayed) during the period from the date of this Agreement to the Closing Date, Principal Solar shall, and shall cause each of its Subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and shall use all reasonable efforts, and shall cause each of its Subsidiaries to use all reasonable efforts, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its material relationships with licensors, licensees, franchisors, franchisees, customers, suppliers, employees and any others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, or as disclosed in Section 6.1 of the Principal Solar Disclosure Schedule, Principal Solar shall not, and shall not permit any of its Subsidiaries to, prior to the Closing Date, without the prior written consent of Principal Solar (which consent shall not be unreasonably withheld or delayed):

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(a) adopt any amendment to its certificate of incorporation or by-laws or comparable organizational documents;

(b) except for issuances of capital stock of Principal Solar's Subsidiaries to Principal Solar or a wholly owned Subsidiary of Principal Solar, issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of additional shares of capital stock of any class, or any securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities, or capital stock;

(c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, except that any wholly owned Subsidiary of Principal Solar may pay dividends to Principal Solar or any of Principal Solar 's other wholly owned Subsidiaries;

(d) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities (other than as permitted by Section 6.1(f) hereof);

(e) (i) sell, lease, transfer or dispose of any material assets or rights, (ii) permit any asset to suffer any Lien thereupon, except for any such Liens existing on the date hereof and for Permitted Liens, or (iii) acquire any material assets or rights, unless in the case of clauses (i), (ii) and (iii) of this Section 6.1(e), (A) in the ordinary course of business consistent with past practice or (B) pursuant to obligations in effect on the date hereof;

(f)  (i) incur, assume or refinance any Indebtedness, (ii) assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for any Guarantee Obligations of any other person or (iii) make any loans, advances or capital contributions to, or investments in, any other person, unless in the case of clauses (i), (ii) and (iii) of this Section 6.1(f), (A) in the ordinary course of business consistent with past practice or (B) pursuant to obligations in effect on the date hereof;

(g) pay, discharge or satisfy any liability, obligation, or Lien (absolute, accrued, asserted or unasserted, contingent or otherwise) of Principal Solar or any of its Subsidiaries, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of claims, liabilities or obligations of Principal Solar or its Subsidiaries (i) reflected or reserved against the Balance Sheet or (ii) incurred in the ordinary course of business since the date of the Balance Sheet;

(h) change any of the accounting or tax principles, practices or methods used by Principal Solar (except as required by GAAP or applicable law);

(i)  make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal salary or wage increases in the ordinary course of business and consistent with past practice), enter into or amend any employment, severance, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, agents or consultants (other than routine advances in the ordinary course of business and consistent with past practice), whether contingent on consummation of the transactions contemplated hereby or otherwise;

(j)  pay, agree to pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director or employee or pay or agree to pay or make any accrual or arrangement for payment to any employees of Principal Solar or any of its Subsidiaries of any amount relating to unused vacation days, except in the ordinary course of business and consistent with past practice or as permitted by this Agreement;

(k) make or authorize any capital expenditures except in the ordinary course consistent with past practice;

(i) settle or compromise any material Tax liability;

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(m)           (i) enter into, amend or terminate early any material Contract, except in the ordinary course of business consistent with past practice, or (ii) knowingly take any action or fail to take any action that, with or without either notice or lapse of time, would constitute a material default under any material contract;

(n) make any payments, loans, advances or other distributions to, or enter into any transaction, agreement or arrangement with, the Stockholder, their affiliates, associates or family members (other than compensation payable and routine advances in the ordinary course of business and consistent with past practice to Stockholder who are also employees or consultants);

(o) make any change in its accounts payable practices generally;

(p) terminate or amend or fail to perform any of its obligations or permit any material default to exist or cause any material breach under, or enter into (except for renewals in the ordinary course of business consistent with past practice), any material policy of insurance;

(q) dispose of or permit to lapse any Intellectual Property;

(r)  modify, amend or enter into any collective bargaining agreement;

(s) file any income Tax Return or pay any income Tax shown to be due thereon or make any material elections with respect to Taxes with respect to such Tax Returns; or

(t)  take, or agree in writing or otherwise to take, any of the foregoing actions.

Section 6.2 No Solicitation. Unless and until this Agreement is terminated in accordance with its terms, neither BAYOU ROAD nor the BAYOU ROAD Stockholder shall, directly or indirectly, solicit or initiate discussions with, enter into negotiations or agreements with, or furnish any information about Principal Solar, Inc. that is not publicly available to, or otherwise assist, facilitate or encourage, any entity, person or group (other than Principal Solar, an affiliate of Principal Solar or their authorized representatives) concerning any proposal for a merger, sale of substantial assets, sale of any shares of capital stock or rights to acquire any shares of capital stock, recapitalization or other business combination transaction involving Principal Solar or any of its Subsidiaries (a "Competing Transaction"). BAYOU ROAD and the BAYOU ROAD Stockholder shall instruct the respective officers, directors, employees, advisors, affiliates, counsel and agents (collectively, "Representatives") of BAYOU ROAD and its Subsidiaries not to take any action contrary to the provisions of the previous sentence. BAYOU ROAD shall notify Principal Solar immediately in writing if BAYOU ROAD becomes aware that any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with, BAYOU ROAD or its Subsidiaries with respect to a Competing Transaction.

Section 6.3 Reserved.

Section 6.4 Access.. From the date of this Agreement until the Closing Date (or the termination of this Agreement), BAYOU ROAD shall (and shall cause each of its Subsidiaries to) afford to Principal Solar and its Representatives reasonable access, upon reasonable notice during normal business hours, to all its properties, books, contracts, commitments, personnel and records and shall (and shall cause each of its Subsidiaries to) furnish promptly to Principal Solar all information concerning its business, properties and personnel as may reasonably be requested. All such information as may be furnished by or on behalf of BAYOU ROAD or any of its Subsidiaries to Principal Solar or its Representatives pursuant to this Section 6.4 shall be and remain confidential. No investigation pursuant to this Section 6.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.5 Notification of Certain Matters. Each of BAYOU ROAD and Principal Solar shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any event or change or impending occurrence of any event or change of which it has knowledge and which has resulted, or which, insofar as can reasonably be foreseen, is likely to result, in any of the conditions to the transactions contemplated hereby set forth in Article VIII hereof not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

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Section 6.6 Reserved.

Section 6.7 Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the preparation and filing of all applicable forms under applicable laws, (ii) such actions as may be required to be taken under applicable state securities or "blue sky" laws in connection with the issuance of shares of PSWW Preferred Stock and contemplated hereby, (iii) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite consents, approvals, authorizations or orders of any Governmental Entity or third party and (iv) the satisfaction of all conditions to the Closing.

(b) Each party shall promptly consult with the other with respect to and provide any necessary information not subject to legal privilege with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement (except personal information with respect to officers and directors). Each party hereto shall promptly inform the other of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Principal Solar to enter into any agreement with any Governmental Entity or to consent to any order, decree or judgment requiring Principal Solar to hold separate or divest, or to restrict the dominion or control of Principal Solar or any of its affiliates over any other business of Principal Solar, its affiliates or BAYOU ROAD and its Subsidiaries. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to the Closing.

Section 6.8 Disclosure Supplements. Prior to the Closing, BAYOU ROAD shall supplement or amend previous BAYOU ROAD disclosures with respect to any matter hereafter arising or any information obtained after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in such schedule or which is necessary to complete or correct any information in such schedule or in any representation and warranty which has been rendered inaccurate thereby; provided, however, that no such supplement or amendment shall affect the representations, warranties, covenants or agreements of the parties hereto or the conditions to the obligations of the parties under this Agreement.

Section 6.9 Publicity. The initial press release, if any, relating to this Agreement shall be a joint press release and, thereafter, BAYOU ROAD and Principal Solar shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement.

Section 6.10 Reserved.

Section 6.11 Reserved.

Section 6.12 Reserved.

Section 6.13 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, each of BAYOU ROAD and Principal Solar and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise to act to eliminate or minimize the effects of any such Takeover Statute on any of the transactions contemplated by this Agreement.

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Section 6.14 Certain Actions. Each of the parties hereto shall not take any action that would, or that could reasonably be expected to, result in any of the conditions to their respective obligations to consummate the transactions contemplated hereby set forth in Article VIII not being satisfied.

Section 6.15 Indemnification; Insurance.

(a) BAYOU ROAD shall, and, from and after the Closing Date, Principal Solar and BAYOU ROAD shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Closing Date, an officer or director of BAYOU ROAD or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of BAYOU ROAD or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby or thereby, in each case to the full extent a corporation is permitted under Delaware or Ohio law (notwithstanding the By-laws of BAYOU ROAD or Bayou Road) to indemnify its own directors, officers and employees, as the case may be (and BAYOU ROAD or Principal Solar, as the case may be, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Closing Date), (i) the Indemnified Parties may retain counsel satisfactory to them with the consent of BAYOU ROAD (or the consent of Principal Solar and BAYOU ROAD after the Closing Date) which consent of BAYOU ROAD (or, after the Closing Date, Principal Solar and BAYOU ROAD ) with respect to such counsel retained by the Indemnified Parties may not be unreasonably withheld, (ii) BAYOU ROAD (or, after the Closing Date, Principal Solar and BAYOU ROAD ) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) BAYOU ROAD (or, after the Closing Date, Principal Solar and BAYOU ROAD ) shall use all reasonable efforts to assist in the vigorous defense of any such matter; provided, however, that neither BAYOU ROAD nor Principal Solar shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.15, upon learning of any such claim, action, suit, proceeding or investigation, shall notify BAYOU ROAD and Principal Solar (but the failure so to notify shall not relieve BAYOU ROAD or Principal Solar from any liability which it may have under this Section 6.15, except to the extent such failure materially prejudices such party). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter, unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The provisions of the Certificate of Incorporation and the By-laws of BAYOU ROAD with respect to indemnification and exculpation from liability shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Closing Date were directors or officers of BAYOU ROAD, unless such modification is required by law. Principal Solar shall cause BAYOU ROAD to keep and maintain in effect after the Closing Date the indemnification agreements with the individuals listed in Schedule I.

(b) The provisions of this Section 6.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 6.16 Further Assurances. In the event that at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of BAYOU ROAD and Principal Solar shall take such necessary action.

Section 6.17 Reserved.

Section 6.18 Reserved.

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ARTICLE VII
RESERVED.

ARTICLE VIII
CONDITIONS

Section 8.1 Conditions to Each Party's Obligation to Effect the Acquisition. The respective obligation of each party hereto to consummate the transactions contemplated hereby are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

(a) No Injunctions or Restraints. (i) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing or materially restricting the consummation of the transactions contemplated hereby shall be in effect (each party agreeing to Use all reasonable efforts to have any such order reversed or injunction lifted) and (ii) no action by any Governmental Entity shall be pending seeking to prevent or materially restrict the consummation of the transactions contemplated hereby; provided, however, that the conditions set forth in the preceding clause (ii) shall not be a condition to Principal Solar’s obligations unless Principal Solar has complied in all material respects with the provisions of Section 6.7 hereof.

(b) Regulatory Approvals. (i) All authorizations, consents, orders or approvals of those Governmental Entities listed in Section 8.1(c) of the BAYOU ROAD Disclosure Schedule, if any, shall have been obtained and (ii) all other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to be obtained, made or occurred would have a BAYOU ROAD Material Adverse Effect or a Principal Solar Material Adverse Effect, shall have been obtained, made or occurred; provided, however, that the condition set forth in the preceding clause (ii) shall not be a condition to Principal Solar’s obligations unless Principal Solar has complied in all material respects with the provisions of Section 6.7 hereof. Bayou Road Shareholder shall have received all state securities or "blue sky" permits and other authorizations necessary to issue or cause the issuance of the PSWW Preferred Stock pursuant to this Agreement.

(c) Third-Party Consents.. All consents of third parties shall have been obtained on terms reasonably acceptable to Bayou Road.

Section 8.2 Conditions to Obligation of Principal Solar.. The obligation of Principal Solar to effect the transactions contemplated hereby are also subject to the satisfaction, on or prior to the Closing Date, of the following additional conditions unless waived by Bayou Road:

(a) Representations and Warranties. The representations and warranties of BAYOU ROAD and the BAYOU ROAD Stockholder set forth in this Agreement (i) that are qualified as to materiality shall be true, complete and correct in all respects and (ii) that are not so qualified shall be true, complete and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be determined as of such date) and, in each case except for changes expressly permitted by this Agreement.

(b) Performance of Obligations of BAYOU ROAD. BAYOU ROAD shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certificates. The BAYOU ROAD Stockholder shall have received notification of the initiation of the Preferred Stock Certificates, dated the Closing Date, signed on behalf of Principal Solar by its chief executive officer to the effect that the conditions set forth in Sections 8.3(a), 8.3(b) and 8.3(d) have been satisfied.

(d)       No Material Adverse Change. No change or development, or combination of changes or developments, shall have occurred which would have a Bayou Road Material Adverse Effect.

(e)       Corporate Action. The BAYOU ROAD Stockholder shall have received from Principal Solar (i) copies of resolutions of Principal Solar's Board of Directors approving and adopting this Agreement and the transactions contemplated hereby, certified on behalf of Principal Solar by its corporate secretary.

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ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual consent of Principal Solar and the BAYOU ROAD Stockholder's Representative (acting on behalf of the BAYOU ROAD Stockholder);

(b) by either Principal Solar or the BAYOU ROAD Stockholder's Representative (acting on behalf of the BAYOU ROAD Stockholder), if the transactions contemplated hereby shall not have been consummated before December 31, 2019 (unless the failure to so consummate the transactions contemplated hereby by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

(c) by either Principal Solar or the BAYOU ROAD Stockholder's Representative (acting on behalf of the BAYOU ROAD Stockholder), if any preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby is entered and such preliminary or permanent injunction or other order is final and nonappealable (provided that Bayou Road shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) unless Bayou Road has complied in all material respects with the provisions of Section 6.7 hereof);

(d)   by Principal Solar, if there has been a breach on the part of BAYOU ROAD or the BAYOU ROAD Stockholder in any of the representations, warranties or covenants of BAYOU ROAD and/or the BAYOU ROAD Stockholder set forth herein, or any failure on the part of BAYOU ROAD and/or the BAYOU ROAD Stockholder to comply with its or their obligations hereunder, or any other events or circumstances shall have occurred, such that, in any such case, any of the conditions to the Closing set forth in Section 8.1 or 8.2 hereof could not be satisfied prior to the termination date contemplated by Section 9.1(b) hereof; or

(e)   by the BAYOU ROAD Stockholder's Representative (acting on behalf of the BAYOU ROAD Stockholder), if there has been a breach on the part of in any of the representations, warranties or covenants of Principal Solar set forth herein, or any failure on the part of Principal Solar to comply with its obligations hereunder, or any other events or circumstances shall have occurred, such that, in any such case, any of the conditions to the Closing set forth in Section 8.1 or 8.3 hereof could not be satisfied prior to the termination date contemplated by Section 9.1(b) hereof.

Section 9.2 Effect of Termination. In the event of a termination of this Agreement by either the Stockholder's Representative or Principal Solar as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Principal Solar or the BAYOU ROAD Stockholder or their affiliates or respective officers or directors, other than the provisions of Section 6.4 hereof; provided, however, that any such termination shall not relieve any party from liability for willful breach of this Agreement.

Section 9.3 Amendment. This Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors, in the case of Principal Solar and PRINCIPAL SOLAR, and, subject to Section 11.2 hereof, by the BAYOU ROAD Stockholder's Representative, in the case of the BAYOU ROAD Stockholder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.4 Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Boards of Directors, in the case of Principal Solar and Principal Solar, and by the BAYOU ROAD Stockholder's Representative, in the case of the BAYOU ROAD Stockholder, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

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ARTICLE X

INDEMNIFICATION

Section 10.1 Agreement by BAYOU ROAD Stockholder to Indemnify. Subject to the terms and conditions of this Article X, each BAYOU ROAD Stockholder jointly and severally agrees, from and after the Closing, to indemnify, defend and hold Principal Solar, Inc. and its affiliates (including Principal Solar and its Subsidiaries from and after the Closing Date) (collectively, the "Principal Solar Group") harmless from and against the Indemnifiable Damages (as hereinafter defined).

(a) As Used in this Agreement, "Indemnifiable Damages" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, fines, penalties, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) actually incurred or suffered by any member of the Principal Solar Group, to the extent resulting from or arising out of any inaccuracy in any representation or warranty (without regard to any "BAYOU ROAD Material Adverse Effect" qualifications contained therein other than that set forth in the first sentence of Section 3.8 hereof) made by BAYOU ROAD or the BAYOU ROAD Stockholder in or pursuant to this Agreement. Indemnifiable Damages shall not be deemed to have been sustained solely by reason of BAYOU ROAD 's failure to list in any section of the BAYOU ROAD Disclosure Schedule any matter required to be listed therein.

(b) Each of the representation and warranties made by BAYOU ROAD and each BAYOU ROAD Stockholder in this Agreement or pursuant hereto shall survive for a period of one year after the Closing Date and, upon expiration of such one-year period, such representations and warranties shall expire. No claim for the recovery of Indemnifiable Damages may be asserted by Principal Solar against the BAYOU ROAD Stockholder after such representations and warranties shall thus expire; provided, however, that claims for Indemnifiable Damages first asserted in compliance with the notice requirements of Section 10.2(a) hereof within such one-year period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by Principal Solar or its Representatives by investigation, Principal Solar shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith.

(c) Notwithstanding anything to the contrary in this Section 10.1, (i) the BAYOU ROAD Stockholder shall not be liable to Principal Solar with respect to any claim for Indemnifiable Damages (other than with respect to claims relating to Environmental Matters which are covered by clause (ii) below) ("Non-Environmental Matters") unless and only to the extent that all Indemnifiable Damages relating to Non-Environmental Matters incurred by the Principal Solar Group exceed an aggregate of $25,000 (it being the intention of the parties that such amount be a deductible against the Indemnifiable Damages relating to Non-Environmental Matters for which the BAYOU ROAD Stockholder otherwise would be liable), (ii) the BAYOU ROAD Stockholder shall indemnify the Principal Solar Group against all claims for Indemnifiable Damages relating to Environmental Matters and the BAYOU ROAD Stockholder shall not be liable to Principal Solar with respect to any claim for Indemnifiable Damages relating to Environmental Matters unless and only to the extent that all Indemnifiable Damages with respect to Environmental Matters incurred by the Principal Solar Group exceed an aggregate of $25,000 (it being the intention of the parties that the BAYOU ROAD Stockholder shall have a separate deductible for claims relating to Environmental Matters in such amount).

Section 10.2 Conditions of Indemnification. The Stockholder' obligations to indemnify and hold the Bayou Road Group harmless against Indemnifiable Damages are subject to the following terms and conditions:

(a) If Bayou Road has a reasonable good faith basis for asserting a claim for Indemnifiable Damages, it shall give prompt written notice to the BAYOU ROAD Stockholder's Representative, of such claim (an "Indemnification Notice"). The Indemnification Notice shall briefly set forth the basis of the claim and the amount thereof (or, if not then determinable by Principal Solar, a reasonable good faith estimate of the amount thereof) in reasonable detail to permit the BAYOU ROAD Stockholder's Representative to evaluate such claim.

(b) Promptly after any determination of a claim in accordance with the provisions of paragraph (c) below, or promptly after any receipt of notice of the determination of a claim in accordance with the provisions of Section 10.3 hereof (which notice shall be accompanied by a copy of any agreement, final court order, judgment or decree evidencing such determination), or promptly after the expiration of ten (10) days following the delivery of the Indemnification Notice to the BAYOU ROAD Stockholder’s Representative, the BAYOU ROAD Stockholder shall deliver to Principal Solar an amount equal to the amount, if any, of such claim payable to Principal Solar pursuant to such determination.

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(c) The determination of a claim asserted hereunder shall be made as follows:

(i)       The claim shall be deemed to have resulted in a determination in favor of Principal Solar, in an amount equal to the amount of such claim estimated by Principal Solar pursuant to paragraph (a) above, on the 30th day after Principal Solar gives the BAYOU ROAD Stockholder's Representative the Indemnification Notice with respect to such claim in accordance with paragraph (a) above, unless prior thereto Principal Solar has received notice from the BAYOU ROAD Stockholder's Representative that the BAYOU ROAD Stockholder has a reasonable good faith basis for disputing the claim (a "Dispute Notice").

(ii)       If a claim asserted hereunder is disputed by the BAYOU ROAD Stockholder's Representative in the manner provided in clause (i) above, the determination of such claim shall be made in accordance with the provisions for the settlement of disputes contained in Section 10.3 hereof and shall be evidenced by the documentation referred to in such Section.

Section 10.3 Settlement of Disputes. If the BAYOU ROAD Stockholder's Representative delivers a Dispute Notice in compliance with Section 10.2(c)(i) hereof, the parties shall follow the procedures set forth below:

(a) Promptly following receipt by Bayou Road of a Dispute Notice, the parties shall hold a meeting (the "Initial Meeting"), attended by persons with decision-making authority for each party, regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting, or any statements made or documents exchanged by the parties at such meeting, shall be deemed to vitiate or reduce the obligations and liabilities of the parties hereunder or be deemed a waiver by a party hereto of any remedies to which such party would otherwise be entitled hereunder.

(b) If, within thirty (30) days after the Initial Meeting or such longer period as the parties may agree, the parties have not succeeded in negotiating a resolution of the dispute, the parties shall submit the dispute to mediation in accordance with the then-current CPR Model Mediation Procedure for Business Disputes published by the CPR Institute for Dispute Resolution (the "CPR"). In connection with such mediation, the parties shall jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the CPR if they have been unable to agree upon such appointment within twenty (20) days from the conclusion of the negotiation period. The parties shall bear equally the out-of-pocket costs payable to third parties of the mediation; provided, however, that costs payable by a party to its advisors and other representatives, including its attorneys and any experts or consultants retained on its behalf, shall be borne solely by such party. Such mediation shall be held in the Dallas, Texas area unless the parties agree otherwise.

(c) The parties shall participate in good faith in the mediation and negotiations related thereto for a period of no more than thirty (30) days from the date a mediator is appointed, unless the parties agree to extend such period. If the parties are not successful in resolving the dispute through the mediation, then any party may institute legal proceedings to adjudicate such dispute, subject to the provisions of Section 11.12 hereof.

(d) The resolution of any dispute shall be evidenced by an agreement in writing signed by Principal Solar and the BAYOU ROAD Stockholder's Representative or by a final judgment, order or decree of the United States District Court for the Northern District of Texas or a court of competent jurisdiction of the State of Texas (the time for appeal therefrom having expired and no appeal having been perfected).

Section 10.4 Remedies Exclusive. The remedies provided herein shall be exclusive and the liability of the BAYOU ROAD Stockholder to indemnify the Principal Solar Group for Indemnifiable Damages shall be limited to the deductible of $25,000 as provided in Section 10.1(c), Principal Solar having agreed to waive (on behalf of itself and all other members of the Principal Solar Group) any rights it (or they) may otherwise have had to proceed against the BAYOU ROAD Stockholder or their successors or assigns or any of their other assets for the satisfaction of such right to indemnity. In addition, from and after the Closing Date, the BAYOU ROAD Stockholder will have no liability to Principal Solar or to any other member of the Principal Solar Group arising out of or relating to any breach of any of the covenants or agreements made by BAYOU ROAD or the BAYOU ROAD Stockholder in this Agreement.

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ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the date delivered if delivered personally (including by reputable overnight courier), on the date transmitted if sent by facsimile (which is confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)   if to Principal Solar, to:

PRINCIPAL SOLAR, INC.

100 Crescent Court, Suite 100

Dallas, Texas 75201

Attn: K. Bryce Toussaint, CEO

Email: kbrycetoussaint@gmail.com

(b)   if to BAYOU ROAD and the BAYOU ROAD Stockholder's Representative, to:

BAYOU ROAD INVESTMENTS

PO BOX 191292

Dallas, Texas 75219

Email: ktoussaint@yahoo.com

Section 11.2 RESERVED

Section 11.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December 27, 2019.

Section 11.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

Section 11.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Section 6.15 hereof, are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

Section 11.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without regard to any applicable conflicts of law principles.

Section 11.7 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof (without the requirement of the posting of any bond or other security), in addition to any other remedy at law or equity.

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Section 11.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 11.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect original intent of the parties.

Section 11.10 BAYOU ROAD Disclosure Schedules. Matters reflected on the BAYOU ROAD Disclosure Schedules, if any, are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected in the BAYOU ROAD Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Capitalized terms used in the BAYOU ROAD Disclosure Schedules but not otherwise defined therein shall have the respective meanings assigned to such terms in this Agreement.

Section 11.11 Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Principal Solar, if incurred by Principal Solar, or any of its affiliates (other than Principal Solar and its Subsidiaries), or by BAYOU ROAD, if incurred by BAYOU ROAD, its Subsidiaries, or the BAYOU ROAD Stockholder.

Section 11.12 Jurisdiction. Subject to Section 10.3 hereof, each of the BAYOU ROAD Stockholder, BAYOU ROAD and Principal Solar hereby (i) consents to be subject to jurisdiction of the United States District Court for the Northern District of Texas and the jurisdiction of the courts of the State of Texas in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the United States District Court for the Northern District of Texas or the courts of the State of Texas, (iv) irrevocably waives (A) any objection that it may have or hereafter have to the laying of venue of any such suit, action or proceeding in such court and (B) any claim that any such suit, action or proceeding in any such court has been brought in an inconvenient forum and (v) irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 11.1 hereof.

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IN WITNESS WHEREOF, Principal Solar, Inc., BAYOU ROAD and the BAYOU ROAD Stockholder have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PRINCIPAL SOLAR, INC.,

ADelaware Corporation

By: /s/ K. Bryce Toussaint

K. Bryce Toussaint

CEO & President

BAYOU ROAD INVESTMENTS,

ADelaware Corporation

By: /s/ K. Bryce Toussaint

K. Bryce Toussaint

CEO & President

THE BAYOU ROAD

STOCKHOLDER

K/ BRYC TOUSSAINT,

An Individual

By: /s/ K. Bryce Toussaint

K. Bryce Toussaint

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